SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 15, 2005 (April 11, 2005)

OCA, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-13457	72-1278948

(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer
Incorporation)		Identification Number)

3850 N. Causeway Boulevard, Suite 800
Metairie, Louisiana	70002

(Address of Principal Executive Offices)	(Zip Code)

(504) 834-4392
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed from Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

ITEM 5.02. DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.
SIGNATURES

ITEM 5.02. DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

     OCA, Inc. (the “Company”) has appointed Cathy M. Green to serve as Chief Accounting Officer to direct the Company’s financial accounting area. The Company also intends to appoint Ms. Green as Interim Chief Financial Officer upon the departure of the current Chief Financial Officer, David M. Verret, to serve until the Company appoints a permanent successor. Mr. Verret has notified the Company that he has accepted a position as Chief Financial Officer of a privately-held company in the New Orleans, Louisiana area, and will resign his position with the Company in May 2005. The Company appreciates Mr. Verret’s years of service to the Company and wishes him well in his new position.

     Ms. Green, 39, most recently served as Vice-President, Chief Financial Officer and Treasurer of Bollinger Shipyards, Inc., a leading vessel construction and repair company based in the New Orleans area, since September 2002. She served as Bollinger’s Corporate Controller from September 1999 to September 2002. Ms. Green was employed by Ernst & Young LLP in Houston, Texas as a Senior Audit Manager from September 1998 to September 1999. She also served as Corporate Controller and Chief Financial Officer of Ceanic, Inc., a publicly traded oilfield services company headquartered in Houston, Texas, from January 1995 to August 1998. Ms. Green was an Audit Manager with the New Orleans office of Price Waterhouse LLP from January 1988 until December 1994. She received a B.S. in Accounting from the University of New Orleans and is a Certified Public Accountant.

     The Company has entered into a severance agreement with Ms. Green, which provides for a term of three years. Under the terms of the severance agreement, if the Company terminates Ms. Green’s employment without cause (as defined in the severance agreement) during the term of the agreement, then the Company would be required to continue to pay Ms. Green her then base salary for a period of nine months following the date of termination.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OCA, INC.
By:	/s/ Bartholomew F. Palmisano, Sr.
Bartholomew F. Palmisano, Sr.
Chairman, President and Chief Executive Officer

Date: April 15, 2005

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